Exhibit 99.3

July 29, 2014

Dear Fellow Shareholders:

As I write to you, we continue to celebrate summer and enjoy all of the activities associated with the vibrant and energetic season. It’s hard to believe the Fourth of July holiday is now a recent memory. Independence Day, the Nation’s birthday, is a time-honored study of the nature of independence itself… and it is universally understood and accepted that America’s independence is a powerful attribute worthy of pride, sacrifice and celebration.

Farmers Commitment to Independence

We at Farmers National Bank appreciate self-reliance and independence in business as well. Our Bank has grown to provide impressive service to our customers and outstanding value to our shareholders, yet we remain clear of the impediments that peer banks face when maturity makes them targets for acquisition. Farmers is independent, and as such, we remain free to do as we feel is right in order to serve our shareholders, customers, community and associates at the high level of excellence everyone expects of us. I hope you will agree that the independence of our Company – while not a holiday – is certainly worth celebrating.

Odd Lot

In an effort to continue to create value for all our shareholders and manage our costs, the Board of Directors has announced an odd-lot sale and purchase program for shareholders who own 99 or fewer shares from the effective date of the program of July 29, 2014 through the intended expiration date of August 29, 2014. A press release was issued on July 29, 2014 announcing this program and detailed information was provided to all shareholders who qualify for the program.

The costs associated with shareholder recordkeeping and communications for these odd-lot shareholders is significant and this program will help the Company reduce expenses. In addition, the program will return value to our shareholders, while providing shareholders with 99 or fewer shares a cost efficient way to liquidate their shares.

Online Banking Conversion

As the Farmers’ online banking adoption rate continues to increase, Farmers has chosen to enhance the online banking platform to provide customers with upgraded and additional financial tools. During Columbus Day weekend, October 11th, the conversion will take place and customers will begin enjoying the new online banking service on Tuesday, October 14, 2014.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Some of the enhancements include:

•	Online chat with live customer service representatives

•	Personal Finance account aggregation tool that will assist customers with budgeting

•	Upgraded bill pay platform

•	Enhanced tools for our business customers

•	Online banking video demos

The IT department is working diligently to assure a smooth, seamless transition for online banking users. I hope you are as excited as I am about the advancements in technology Farmers is offering to our customers. In my next communication, I will share information about the exciting new Mobile App that will also be introduced during this conversion period.

Conclusion

Our commitment to you and our customers – especially the small business owners in our community who rely on Farmers’ financial services – remains the truest guide for future success. Our Company will continue to be valued and judged on our strategic actions. Our reputation is in our hands. And, given Farmers’ history of independence, I don’t think we would want it any other way.

Your continued support of the management team is appreciated. I welcome your calls and emails if you have any questions or concerns.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com